Exhibit 99.1


Trinity Learning Corporation Acquires River Murray Training of Australia

Acquisition will provide expertise in workplace learning for global viticulture and agriculture industries

BERKELEY, CALIFORNIA, August 14, 2003. Trinity Learning Corporation ("Trinity Learning"), a publicly-held Utah Corporation (OTC: "TTYL") announced today that it has entered into a definitive agreement to acquire River Murray Training, Ltd. ("RMT"), an Australian training firm specializing in workplace learning programs for the viticulture, horticulture and other segments in the food production industry. RMT is based in South Australia, in Australia's primary wine production region and one of its primary regions for agricultural products. Trinity Learning will acquire all of the outstanding shares of RMT through issuance of shares of Trinity stock. No other transaction details were announced.

Ms. Barb McPherson, Chief Executive Officer River Murray Training, stated, "We believe we will make a valuable contribution to Trinity Learning Corporation. We believe we are at the leading edge of workplace training in Australia. We empower client companies to develop and manage their own sustainable in-house training systems with a "one stop shop" approach to meeting company's training needs. As a registered training organization in Australia, we have developed a wide scope of nationally accredited qualifications and specially designed short courses to meet customers' specific training needs. We believe our qualifications and experience can
benefit companies in markets outside Australia   which we seek to access by
becoming part of Trinity."

Edward Mooney, President of Trinity Learning Corporation, stated, "A commitment to human capital development has helped Australian winemakers come competitive on a world scale, and RMT has provided workplace learning services to some of Australia's leading wine exporters. We believe we can provide RMT with additional products and resources to expand their market penetration in Australia, and to pursue opportunities in new international markets including the United States."

About Trinity Learning Corporation

Trinity Learning Corporation is a publicly-held corporation specializing in technology-enabled learning, training, education, and certification services to major customers in multiple global industries. We are seeking to achieve market entry and increased penetration in geographic markets worldwide through multiple acquisitions and consolidation of operating companies with established customer bases, acquisition of operating companies with proprietary platforms and learning systems, licensing of software and other technologies, internal business development, and the expansion of sales offices and other sales representation around the world.


FORWARD LOOKING STATEMENTS   DISCLAIMER - RISKS

Statements herein which are not statements of historical fact are forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of Trinity Learning Corporation. and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, without limitation, the ability of the company to sustain customer interest in its core products. For a more detailed discussion of risk factors that affect our operating results, please refer to our SEC reports including our most recent reports on Form 10-QSB.

                                  --END--